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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) January 15, 1998


                                   HUBCO, INC.
             (Exact name of registrant as specified in its charter)


                                   New Jersey
                 (State or other jurisdiction of incorporation)

               1-10699                              22-2405746
       ------------------------        ---------------------------------
       (Commission File Number)        (IRS Employer Identification No.)

                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430
                    (Address of principal executive offices)

                                 (201) 236-2600
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

     On January 15, 1998, HUBCO, INC. ("HUBCO") issued a press release reporting record earnings for both the fourth quarter and the full year 1997. Net income totaled $49.3 million compared to $21.5 million for 1996 as reported and $39.3 million in 1996 excluding special one-time charges. Diluted earnings per share was $2.10 for the full year compared to $0.88 for 1996 as reported and represented a 30% increase from 1996 excluding special one-time charges. Basic earnings per share was $2.20 for 1997 compared to $0.91 as reported for 1996 and $1.71 excluding special charges.

Fourth quarter 1997 net income totaled $12.9 million compared to $3.5 million for 1996 as reported and $11.1 million in 1996 excluding special one-time charges. Diluted earnings per share was $0.57 for the fourth quarter compared to $0.14 for 1996 as reported and $0.46 excluding special charges. Basic earnings per share was $0.59 for the fourth quarter compared to $0.14 as reported in 1996 and $0.49 excluding special charges.

HUBCO, Inc. is the bank holding company for Hudson United Bank which operates 57 branches in Northern New Jersey and Lafayette American Bank which operates 31 branches in Connecticut. Two pending acquisitions of New York based banks, which are expected to close in early 1998, will add 32 branches to a new subsidiary under the name Bank of the Hudson. After closing all pending acquisitions, HUBCO, Inc. will have assets in excess of $4.5 billion and will be the fourth largest financial institution headquartered in New Jersey.


The press release is attached as an Exhibit to this Form 8-K.



Item 7.   Exhibits

     99(a)     Press Release dated January 15, 1998


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       HUBCO, INC.

Dated: January 15, 1998             By:D. LYNN VAN BORKULO-NUZZO
                                       -------------------------
                                       D. Lynn Van Borkulo-Nuzzo,
                                       Executive Vice President


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                                INDEX TO EXHIBIT


Exhibit No.              Description
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     99(a)               Press Release dated January 15, 1998